EXHIBIT 99.1

TRANSCRIPT OF STEWART & STEVENSON’S CONFERENCE
CALL HELD NOVEMBER 7, 2003

Operator

Good morning, ladies and gentlemen and welcome to the Stewart & Stevenson conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded today Friday, November 7th, 2003. I would now like to turn the conference over to Mr. John Simmons, Chief Financial Officer. Please go ahead, sir.

John Simmons - Stewart & Stevenson - CFO

Thank you, Erica and good morning to everyone. We appreciate you joining our call this morning to discuss yesterday afternoon’s release. Before I turned the call over to Max Lukens, let me take care of some necessary housekeeping issues.

The press release issued yesterday can be found on the Company’s Web site under the heading news room. As Erica mentioned, today’s call is being simulcast through the Stewart & Stevenson Web site and an audio archive will be available on the Company’s Web site shortly after today’s call. Information discussed in today’s call speaks only adds of today, November 7th, 2003 — and therefore please be advised that time-sensitive information may no longer be accurate as of the time of any future replay. Also, Max and I will be discussing certain subjects today that will contain forward-looking information including known events, trends, and developments that may have an impact on the Company’s future operating results. We caution that the actual results could differ materially from those we might be describing in today’s discussions. Additional detailed information concerning the number of factors that could cause actual results to differ from today’s information is readily available in the press release and in the Company’s annual report on Form 10-K and quarterly report on Form 10-Q filings, under the heading factors that may affect future results. With that, I will turn the call over to Max Lukens, Chairman and interim CEO for his comments on yesterday’s release. Max?

Max Lukens - Stewart & Stevenson - President, CEO

Good morning. Last night’s press release reports that we expect to have significantly lower results in comparison to our second quarter’s actual results and to the consensus estimates out on the street. We are estimating our loss to be in the range of 50 to 55 cents. It is important to let you know that our quarter closing process will not be complete until early December — and that is our normal time. The purpose of today’s call is to give you prompt insight into our estimated earnings for this quarter and to explain differences from the expectations.

Earnings have been adversely impacted in this quarter by several actions we have taken during the quarter which have increased our costs above those as originally planned. These costs really relate to such matters as exiting from certain historically unprofitable business activities in our Distributed Energy Solutions segment, which we call DES. The rationalizing of assets and restructuring actions we’ve taken in the quarter, as well as employee terminations in some of our other business segments. You can couple that also with weaker-than-expected performance in some of our business segments.

Before I convey to you the background information relating to those actions we took during a quarter, John Simmons, our CFO, will explain the major financial impacts of our strategic activities in the quarter. John?

John Simmons - Stewart & Stevenson - CFO

Thank you, Max. Let me again emphasize that the information we released yesterday and the discussions we’re having today are based on preliminary results. Our quarter close process is still underway. We’re planning on releasing our final quarter earnings on December 3rd and what we are advising you today is what we know directionally and will discuss in more detail at the quarterly release date. With that’s said, let me give you some additional information regarding the results we expect for the third quarter.

As Max said, we expect a loss of from 50 to 55 cents per diluted share, which represents a loss of 14 to $15.5 million dollars. I will address my comments on the 14 million, or 50 cent loss outcome — but again, please remember these are in the context of a range of the final outcome. I will make some brief comments on a segment-by-segment basis.

First, our Tactical Vehicle segment continues to deliver revenue and operating margins that are consistent with the second quarter, both in order of magnitude and operating margin performance. Our Power Products segment has now experience five consecutive quarters of relatively flat sales, including the quarter just ended. On flat sales, operating losses were relatively the same in the third quarter as they were in the previous second quarter. The most significant impact to the quarter occurred in the Distributed Energy Solutions segment, where we had losses in the range of 45 cents per diluted share or approximately $18.5 million for the quarter, pre-tax. This magnitude of loss was in-part due to revenues that were approximately $10 million lower than the second quarter and on significantly higher estimated costs to complete certain projects in excess of original estimates, and other operational issues. The combination resulted in operating losses in the range of $12.5 million pre-tax.

The other aspect of the loss in the Distributed Energy Solutions business was the results of Management’s decision to begin the process of exiting the turnkey engineering procurement and construction portion of that business, where the majority of the historical losses have occurred. As a result of that decision, we assess the business in terms of realization of working capital deployed and cost to complete remaining contractual operations and projects, and made appropriate adjustments to the carrying value in the range of $6 million, pre-tax. Total losses for this segment, including the adjustments made, were again approximately $18.5 million, pre-tax.

The airline segment continues to operate in an uncertain market and sales for the third quarter were down approximately $3 million from the second quarter. That business has continued to operate with too much working capital deployed, and in view of the continued market uncertainties, we assessed the realization of the working capital and made appropriate adjustments to the carrying value of that working capital in the range of $3 million, pre-tax. We also took actions to reduce operating costs, including some reduction in the workforce — including these adjustments, total losses for this segment were in the range of $6.5, pretax.

The Petroleum Equipment segment also experienced some softness in the markets it serves and sales for the quarter were down from the second quarter approximately $11 million. On this lower sales volume, this segment had a small operating loss for the third quarter.

Corporate expenses were approximately $3 million higher than the second quarter, due to expenses related to the change at the CEO position. A significant amount of this expense related to the Company’s decision to buy out in-the-money options for the departing CEO, rather than have these shares be exercised.

To summarize, the third quarter — overall, it can be described in this manner — we had consistent sales and operating results from TVS. We had the same approximate level of sales and operating loss at higher (ph) products as we did in the second quarter, we incurred significant losses at DES, driven by both lower sales and higher operating costs as well as the impact of Management’s decision to exit the turnkey business. We had lower sales at Airline and expenses resulting from Management’s assessment of capital deployed in that business. We had lower sales and resulting losses at Petroleum Equipment and we had higher corporate expenses related to the change I described at the CEO position. Let me remind everyone again that the results I have discussed are based on preliminary indications and may vary somewhat when we release our final results.

Back to you, Max.

Max Lukens - Stewart & Stevenson - President, CEO

Okay. On September 16 — that was the date of our last conference call — I indicated several points which are still very much relevant today. And let me deliver those because they do serve as a basis for events that have transpired in the quarter. Those points are the following.

One, that as interim CEO, I would actively manage the Company until a new CEO was hired. And two, although we have a strong balance sheet, the returns on our business are not what we wished and they must be improved dramatically with a demonstrated sense of urgency. Three, that we would be proactive on several fronts to improve our profitability, based on current revenue levels — we would not wait for a recovery in our markets to bail our returns out. We would take action appropriately and that our management leadership team would begin an immediate assessment on each one of our business segments to determine the long-term return potential that might be inherent in those businesses. And then the final point was that based on taking corrective actions, any changes in strategy, we would record the financial effect of those actions in the quarters that the management and strategic actions actually occurred.

So, given that has a beginning point here, through September 16, what relate to you — the actions that we have taken have necessitated the cost and expenses John has just reported to you. The first item is, because we concluded that the DES turnkey business was unlikely to reach acceptable returns on the capital employed in that business over the long-term, coupled with our continuing historical losses in this segment, we have decided to exit that part of the business. We will do so in an orderly fashion. We will satisfy all our obligations to current customers. John has already related the financial implications associated with this action. But if I were to recap what he said, total estimated costs hitting P&L this quarter for this unit amount to about 45 cents, which is most of our reported GAAP loss in the quarter. Going forward, this business segment has a continuing business which will focus on the packaging and power generation equipment, where we have had past success.

Switching to another segment, as we reviewed our market prospects for our airline business, we concluded that the working capital in that business required an adjustment to reflect a lingering weakness in the airline industry. We should realize that once this adjustment is finalized, our remaining investment reported on this book is working capital only, as we had previously written-off the PP&E and goodwill in this business. Our Airline management continues to aggressively secure new orders, reduce the workforce, and decreased costs. This company is cash flow positive and is nearing, on an operational basis, breaking into the bright (ph). We’ll continue to monitor the markets and assess the long-term potential of this business, which has been improving of late.

All throughout the quarter, we have been reviewing profit improvement opportunities in our Power segment business —Power Products. And we are nearing the completion of our action plan to achieve acceptable returns. We will communicate these plans and any financial implications these plans may have to you at a little later time. And this could possibly occur as early as our Q3 earnings release date, which is in early December.

Aside from the segment review, other actions we have taken in the past two weeks include addressing our corporate cost and our employee benefit plan cost. We began to get our managers to focus on the performance of our business measured upon after-tax — after-capital-cost returns, as a return on their net capital employed in the business, sort of a modified EVA concept. We instituted a better discipline for higher quality of revenue in the businesses that we are looking at. And we are looking at cost reductions at all levels. And then coupled with this, you’ll see some things organizationally that we think will be easier for our customers to do business with S&S. Based upon the actions we’ve already initiated in the third quarter and those that we will finalize in the fourth quarter, we believe we can gain significantly improved profit from operations, even if the markets continue to exist to be flat.

With that, let’s open up the lines for a few questions. I want you to understand that the purpose of this call is to alert you to important activities occurring in our company and that this is not been normal end of quarter earnings review, which will happen in a few weeks. In fact, when this call ceases we will be entering our quiet period while we finalized the accounting for the quarter. So, I would like to confine the questions to clarifications of the things John and I have mentioned — make sure you fully understand what we were intending to communicate, and that we review with as clear a picture as possible from our deviations from the consensus estimates on the street.

With that, we will open it for a limited number of questions.

Q U E S T I O N S    A N D    A N S W E R S

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) Our first question comes from James Sanders — Please state your Company name, followed by your question.

James Sanders - Bear Sterns - Analyst

Yes, hi, good morning, Standard & Poor’s. Just a quick clarification in DES. You mentioned an $18.5 million operating loss and a $12.5 million operating loss. What was the difference there again?

John Simmons - Stewart & Stevenson - CFO

Yes, we tried to break the 18.5 essentially into two components, James. We mentioned that we had an adjustment to working capital, which was $6 million. In and of itself, the business —

significantly lower revenue, operationally lost the other 12.5. So the two of those — we’re just trying to give you a little color to the total 18.5 million.

James Sanders - Bear Sterns - Analyst

Okay. And then, second question — related to DES. With the sale of turnkey — I mean, what kind of revenue impact are we talking about? How much lower is this segment going to be? Upon sale?

John Simmons - Stewart & Stevenson - CFO

This is a clarification — I think I heard you use the word sale. Max referred to our decision as an exit.

James Sanders - Bear Sterns - Analyst

Or exit. Okay, sorry about that.

John Simmons - Stewart & Stevenson - CFO

We didn’t want to convey the exact — because we’re still assessing the best way to have an orderly exit in that business. Our (indiscernible) — that segment has numerous components to it. It has a packaging segment, which Max referred to, that will continue. And we had some system sets (ph) in the past. And then you have this turnkey and some other pieces. It varies greatly, depending on the projects we’re quoting. But part of that — as a rule of thumb, it’s about half of the revenue stream. But again that can vary in any given quarter or any year that we would be exiting with the turnkey things.

James Sanders - Bear Sterns - Analyst

And any type of target or relative time-frame as to when the exit is going to occur? I didn’t catch that.

John Simmons - Stewart & Stevenson - CFO

Yes, we’ll little exit it as quickly as possible, while satisfying current customer obligations. As you would suspect, we have a number of ongoing contracts that we want to perform on and do the right thing on. And as this whole (indiscernible), we’re obviously not quoting any new activity and we’re not taking on any new contracts. So it is mainly flowing out the old contracts.

James Sanders - Bear Sterns - Analyst

Okay. Thank you very much.

Operator

Our next question comes from Greg Ramsey. Please state your company name, followed by your question.

Greg Ramsey - DePrince Raisenzoa - Analyst

Yes, good morning I am with DePrince Raisenzoa (ph). My question is regarding your — toward the end of your comments there, you mentioned that, as a result of all these actions and the actions that you’re going to continue to take, you can see the business getting to a level of significantly improved profit from continuing operations, even if your end-markets remained flat. I’m wondering if you have sort of a — a goal in mind for how quickly you think you can get there? Thanks.

Max Lukens - Stewart & Stevenson - President, CEO

Let me address this qualitatively — I’m just trying to explain difference on estimates on this call. We believe that our returns are substandard in the overall corporate consolidated results. And we are working on these return issues a business segment at a time — we’re looking at the capital, we’re looking at the returns. Long-term in these businesses, we would like obviously earn back the weighted average cost of our capital. We will focus our people on operations to employ those concepts to do it. Part of where you get profitability in shutting down such a thing such as the turnkey business of the DES business is you eliminate losses that we had in the period and you get rid of the capital in the business. And that gives you an overall corporate return. In a company like the Power Products business, you will have to kind of do it the old fashion way. You would have to make sure you have appropriate cost to go with the revenue. And we’ve indicated to you, we have a process in-place to do that. We would try to do that as quickly as possible. When we tell you our plans in the upcoming time there, we’ll give you a better sense for the timetable — but quicker and better than later. We would try to do most of what we have cited is very executable in a fairly reasonable time. And we would try to do it just as quickly as possible.

Greg Ramsey - DePrince Raisenzoa - Analyst

Okay. Thanks.

Operator

Thank you. Our next question comes from Steve Riccio. Please state your company name, followed by your question.

Steve Riccio - Bear Sterns - Analyst

Hi. Steve Riccio, Bear Stearns. Just a couple of questions. Do the returns on all your businesses have the same potential? In the same — more or less range?

Max Lukens - Stewart & Stevenson - President, CEO

Well, put this way — I think they have the potential. And we’ll try very hard to get them there. We obviously have at least one business that is probably in excess of our targeted returns. I believe our Power Products business can very easily get their over a reasonable period of time.

Steve Riccio - Bear Sterns - Analyst

I understand. But obviously, the Airline business — I mean that’s been a problem for a while. It seems like there is some improvement going on, but I just want to get an idea — you know — are we going to — do you have different hurdle rates for the various businesses? Or is there one hurdle rate?

Max Lukens - Stewart & Stevenson - President, CEO

No, we have one hurdle rate. And if you were to look at our cost of capital, we’re probably in a sort of an 11 percent range — you know roughly speaking. We would attempt to get any and all businesses to be equal or in-excess of that on a long-term basis.

Steve Riccio - Bear Sterns - Analyst

Okay, but some of the businesses that are barely above that, let’s just say like TVS obviously, which is probably well above that, why would you continue to be invested and take away Management’s time in businesses that are barely earning above the cost of capital? Why would you not redeploy?

Max Lukens - Stewart & Stevenson - President, CEO

I agree with that concept. And in fact, the exit of the business that we have just looked at shows you we are following that template. We just haven’t announced all that we are ready to do because they haven’t finalized all plans. You are exactly right. Here is how I normally approach these things. Within a company segment, I intend to earn back the cost of capital in that segment by looking at the revenues and the costs and the capital involved in the business. And that is the first step. The second step is that I can’t get the cost out of the revenues and I’ve got some internal combination kinds of things I can do, where I get consolidation savings, get the benefits of scale, have some of those kinds of economies — we will attempt that within that working framework. And if that doesn’t work, then they are a candidate for exit. And that is exactly the stage of the process — we’re in the stage where we are looking at all the internal segments and we are looking at those issues. And I will say to you, if I don’t think long-term we couldn’t get those up to an acceptable cost of capital, we don’t keep them.

Steve Riccio - Bear Sterns - Analyst

Okay. So, great. So unlike the recent past, you are realistically looking at the other business lines for a possible exit?

Max Lukens - Stewart & Stevenson - President, CEO

Exactly. I’m not saying that we are exiting anything. I’m trying to do everything possible to make sure that we earn out on them, before we make those decisions. There’s a little test they are to make sure. Now we have gone a long time and some of these businesses and so, our patience won’t be quite as long as — since we already had some history with these companies.

Steve Riccio - Bear Sterns - Analyst

Right. Great.

Max Lukens - Stewart & Stevenson - President, CEO

Then part of the history you see here — we have not liked our history in the turnkey business for DES and we kind of — couple of months after we have made a management change here, we’re taking a positive step toward getting out.

Steve Riccio - Bear Sterns - Analyst

Great job. Appreciate it.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the Stacey Williams. Please state your company name followed by your question.

Stacey Williams - Robert W. Baird - Analyst

Good morning, it’s Stacey Williams with Robert Baird. I have two questions for you this morning. Could you provide some more color on the Petroleum Equipment group? And what some of the issues are driving the losses there? And then also any comment that you could make on the backlog would be helpful. And then, my second question relates to TVS. At this time, could you provide us any indication on what you are looking at on operating margin on the new FMTV-3 contract. And, if not, could you give us some idea when you might be to provide this information? Thank you.

Max Lukens - Stewart & Stevenson - President, CEO

Let me have that TVS margin question, because that comes every call. We are not going to disclose the margin in that contract. It doesn’t really begin to have much effect until way toward the end of next year. And we are still working on a number of issues in that whole business segment and we do kind of consider the segment. The other issues — and just so I don’t beat around the bush with you — we have several important contract negotiations with proposals — things that could be very beneficial to the Company. And obviously, the kind of product that we are bidding are military vehicles. And I don’t want to disclose anything that would injure us in a competitive sort of way in those contracts. So, there’s really no mystery to me, why we are not saying anything about those margins. It’s just that, until some some of this bidding and proposal activity unfolds, I’m just not willing to share that information yet. You know, the closer we get to where the business starts transpiring under a new contract, we will give you appropriate insight into that. It just won’t be any time during the period where I have got an active proposal in play. With that said, why don’t you deal with the Patroleum Service segment question?

John Simmons - Stewart & Stevenson - CFO

Stacey, I guess what we would say at this juncture — I mentioned in my comments that revenue in the Petroleum segment was down — I believe I said about $10 million. If you look at last quarter’s results, that puts it in the mid 20s, which is getting low toward the break-even or under level in that business. As far as the backlog, we haven’t really finished scrubbing that as part of our quarter call, so we’ll give you that — the quarter process — so we will give you that at the end of the quarter. But I think it’s — there’s been some press and other information that there is some softness now beginning to show up in that sector. And we are experiencing a little bit in lower sales.

Stacey Williams - Robert W. Baird - Analyst

Okay. Thank you for your comments.

Operator

Thank you. Our next question comes from Chris Abbot. Please state your company name followed by your question.

Chris Abbot - Chilton Investment Company - Analyst

Chilton Investment Company. A quick question to follow up on the TVS margins. Can you comment at this point, whether with all the information you know today if you believe those margins will be similar to what they are today, lower, or greater?

Max Lukens - Stewart & Stevenson - President, CEO

I’m not going to make that comment. I have said all I’m going to tell you on the TVS margins.

Chris Abbot - Chilton Investment Company - Analyst

On the — as far as your CEO search goes — are you guys currently searching for a CEO? Or is that sort of in the background, as you deal with sort of the operational issues of the Company?

Max Lukens - Stewart & Stevenson - President, CEO

Yes, there is kind of two answers to that — two aspects to that answer. The Board search committee is looking — is in the front end of that search process. And they are actually in the process of kind of doing the big bake-off on the search firms that will do it. There is some aspect, that the Board is very well aware of some of the corrective actions to be taken and are relying on me and my management to do some of that. I wouldn’t say the CEO search is on the back burner — it is processing (indiscernible) in a normal way. On the other hand, we are empowered to take positive steps to improve shareholder value as we go along too. I think the Board feels comfortable that we have management in-place that can deal with the reality issues and take real-time actions to improve returns — so in a way they, are not rushing, if you know what I mean. And they are also making sure that the attributes and the specs for which the leader will have this position are very appropriate to what future growth and performance we’d be looking toward this company.

Chris Abbot - Chilton Investment Company - Analyst

Can you give us an idea of the liabilities that are related to the Distributed Energy business that you are going to be exiting?

Max Lukens - Stewart & Stevenson - President, CEO

Could you clarify that question, as to what you mean by liabilities?

Chris Abbot - Chilton Investment Company - Analyst

You commented earlier that you are obviously going to make whole any outstanding payments that you owe vendors and so forth. I’m just wondering how much — what sort of a sizable liability it is?

Max Lukens - Stewart & Stevenson - President, CEO

I’ll answer part of this and I will ask John. What I said was — I don’t recall using those particular words — we have several contracts in progress that require physical manufacture, construction, operation, that kind of thing — my comments were intended to say that contracts in-process, we would complete. That is not a vendor issue of that nature. As you can imagine, whenever you decide to do something that extreme — you’ve got some work that’s in progress — or in process —and we want to make sure our customers know, we are not abandoning — and that we will do the same quality job for them, that we were doing for others.

Chris Abbot - Chilton Investment Company - Analyst

Can you give us a time horizon on long those contracts might take to finish up?

Max Lukens - Stewart & Stevenson - President, CEO

The EPC contracts go for a variety of times. I would say, on an average duration, will be sometime mid-next year before we get them all executed.

Chris Abbot - Chilton Investment Company - Analyst

Okay. Thank you.

Max Lukens - Stewart & Stevenson - President, CEO

Erica, I think we have time for maybe one more question if there is one.

Operator

Gentlemen, we do not have any additional questions at this time. Please continue.

Max Lukens - Stewart & Stevenson - President, CEO

Okay, thank you very much for joining us. Like I said, we are going to go into our quiet period as we formalized the accounting for the books here. We will do everything from here forward at a normal conference call. Our intent here was to shed some light on the results of our operations as we now see them in comparison with the estimates on the street — and at least allow you some judgment on those matters. Thank you for your participation and we will see you in the next call. Thank you.

Operator

Ladies and gentlemen, this concludes the Stewart & Stevenson conference call. If you would like to listen to a replay of today’s conference, please dial 303-590-3000 followed by access number 559 388. Once again, we thank you for your participation. And at this time you may disconnect.